Exhibit 99.3

ENPATH MEDICAL, INC., #11058273
ENPATH MEDICAL, INC. 1ST QUARTER RESULTS
April 20, 2006, 2:30 PM ET
Chairperson: Douglas Sherk

Operator:

Ladies and gentlemen, thank you for standing by. At this time I would like to welcome everyone to the Enpath Medical First Quarter 2006 Results Conference Call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should require Operator assistance during this conference, please press the “star” key followed by the “zero.” As a reminder, this conference is being recorded today, Thursday, April the 20th of 2006. I would now like to turn the conference over to John Hertig, Chief Executive Officer of Enpath Medical. Please go ahead, sir.

John Hertig:

Welcome to Enpath Medical’s First Quarter 2006 Conference Call. Thank you for joining us today. My name is John Hertig and I am Chief Executive Officer of Enpath Medical. Joining me on the call today is Jim Hartman, Chief Financial Officer and Chairman of our Board of Directors. Our comments today will contain forward-looking statements that involve risks and uncertainties. Any number of factors could cause our results to vary from those that may be anticipated by some statements made today. You should read our press release brief issued this morning and our SEC filings, specifically our 2005 Year End Report on Form 10-K filed in March, 2006 for a listing of some of the factors that could cause results to differ materially.

For our remarks today, Jim Hartman will highlight certain aspects of our positive first quarter financial performance that was not covered in our press release issued this morning. I will then provide my thoughts on progress regarding management and Enpath organizational changes that were announced in February, review our product development and operational activities as well as provide outlook and guidance for the next quarter and the remainder of 2006.

At the conclusion of our remarks, Jim Hartman and I along with Jim Mellor, Senior Vice President of Sales and Marketing and our three General Managers Mark Kraus, Jim Reed and Dave Grenz will be available to answer questions.

Jim, please give us an update on the first quarter results.

Jim Hartman:

Thanks, John. The first quarter was an extremely encouraging start to 2006. A number of the research and development activities that the Company invested in over the last several years started paying dividends this quarter. We were also rewarded by our strong customer relationships established by Mark Kraus, Jim Mellor and Jim Reed and the rest of the Enpath team over the past years as both new and existing customers provided sales increases.

First quarter revenues were $9.4 million compared to $6.6 million in the first quarter of 2005, a 42% increase and by far our largest sales quarter ever. In our introducer product line, first quarter sales were $5.7 million, a 30% increase when compared to the previous year’s total of $4.4 million. One of the encouraging comparisons was that six different customers made up 90% of the sales increases with no one customer accounting for more than 20% of the sales gain. The largest sales increase came from our new European introducer customer in the cardiac rhythm management market.

In our advanced delivery catheter product line, sales increased from $500,000 in the first quarter of 2005 to $1.4 million in Q1 of 2006. Of the $1.4 million, $1.1 million represented sales of steerable catheters to two customers as they build stocking inventory for product launches planned for the second quarter. In 2005, sales in this category represented non-recurring billings for engineering services performed for a number of our advanced delivery catheter customers along with components to Medtronic for its left ventricle lead delivery system kits.

Sales of our lead technologies product line increased in the first quarter from $1.7 million in last year’s first quarter to $2.4 million, a 33% improvement. Over half of this sales gain came from our proprietary leads and adapters with the largest portion coming from the new epicardial steroid lead that our partner is now distributing in Europe.

Additionally, our largest leads customer which significantly reduced orders in 2004 due to an overstock situation has now increased its orders which contributed to the sales improvement from this product line in the first quarter. We believe that the overstock issues with this customer have been substantially resolved.

First quarter gross margins on a consolidated basis were an encouraging 39.4% compared with 35.8% in the first quarter a year ago. The increased production levels were the primary contributor to the improved gross margins. While we are still some distance away from our targeted gross margins of approximately 48%, we made some positive strides this quarter. We believe that as we continue to grow sales and achieve buying efficiencies, improve yields on advanced delivery catheter production and gradually replace low-margin contract manufacturing activity with higher margin proprietary products, we will see significant improvement in our overall gross margins.

Our research and development expenditures decreased 13% during the first quarter to $1.2 million, or 12.8% of sales, compared to Q1 of 2005 when R&D expenditures totaled $1.4 million or 20.8% of sales.

In 2005 we were in the process of appealing the ruling from the FDA denying marketing clearance on our steroid epicardial lead. This was a costly process utilizing lawyers and consultants to formulate our response. As we disclosed previously, one of our partners has gained approval for the steroid epicardial lead in Europe and has been encouraged by favorable customer response to this product. These European implants have opened the door to enable us to gather clinical performance data in a lower cost manner for this partner which is our only partner currently pursuing U.S. approval. While we will incur some consulting expense in the second quarter of 2006 gathering and analyzing this data, we do not anticipate expenditures of the magnitude experienced a year ago. We do expect overall second quarter research and development expenses to exceed those of the second quarter from a year ago, however, due to other new product development activities.

Selling, General and Administrative expenses were unchanged compared to the first quarter of 2005 at $1.46 million or 15.5% of sales in 2006 compared to being 22% of a lower sales number in 2005. One of the attributes that has pleased me about John’s contribution since coming on board in January is his focus on managing and monitoring expenses. Our first quarter progress in containing SG&A expenses is early evidence that Enpath will continue to spend its resources wisely under John’s leadership.

With the ongoing impacts of research and development tax credits affecting our tax rate we reduced our rate for the first quarter from the statutory 39% to 35%. This along with increased sales and improved margins resulted in 2006 first quarter net income of just over $650,000 or $0.11 per diluted share compared to a net loss in the first quarter of 2005 of $350,000 or $0.06 per share.

Our cash situation improved by $600,000 during the quarter as well as paying down $300,000 of long-term debt and purchasing $400,000 of equipment. We still have access to our full line of credit of $4 million. Overall, our first quarter performance results reinforced our belief that the investments we’ve made and the business model we’ve pursued over these past several years have positioned Enpath for double-digit growth and positive bottom-line gains.

Finally, on a personal note whether you positively or negatively received the news that John Hertig was to assume my role as CEO, I want to assure all investors that John is bringing to Enpath all of the qualities and skills that I thought were present when I first interviewed him. John has already had a very positive impact on this organization; he has embraced our business model and wrapped his experience and vision for Enpath around it. He has laid out clear and challenging goals and objectives and implemented incentive and recognition programs that will drive successful outcomes. There’s no doubt in my mind that John can take this Company to the next level of growth and stature in the medical device arena and I hope that you will provide John the support that many of you have been kind enough to provide me over the years.

I’ll now turn the presentation back over to John to discuss our key organizational, product development and operational plans for the remainder of 2006.

John Hertig:

Thank you, Jim. The first quarter of 2006 and my first three months as Chief Executive at Enpath Medical I have found to be educational and, from my perspective, very productive. It is obvious to me that the investment and proprietary new product development by Enpath in the past few years and the company’s associated sacrifice and profitability during that same time period is just now starting to pay dividends in new product introductions and in related growth and revenues.

Let me share with you some of my initial thoughts on our recent organizational changes as well as our challenges and accomplishments during the first quarter. First, if you recall from our February conference call, we restructured the Company in January around three product line operations: introducers, advanced delivery catheters and stimulation leads. We also consolidated our strategic marketing, new business development and sales resources into a single team with the intention of providing clear focus on growth in order to create a Company-wide commitment to exceeding customer needs.

I am pleased with just how our efforts to deliver new products with a smooth transition into production and with our focus on continuous improvement using LEAN manufacturing initiatives integrated with quality in all three of our operations has evolved quickly and have demonstrated positive results. I’m also impressed by the quality of our employees and the terrific job they are doing while showing a passion for

Enpath’s mission and creating new pathways to enable the delivery of the central medical therapies.

Under Jim Mellor, the restructured Enpath Marketing and Sales organization has really come together and is performing quite well. The Company now has a centralized resource linking together and coordinating activity amongst our three different product line research and development teams. We have achieved significant progress in creating an overall product development portfolio using a systematic and analytical process for quantifying the many market opportunities facing Enpath today.

Enpath does have the interesting challenge of managing more promising opportunities than we can reasonably execute successfully but we attempt to tackle them all at once. We must manage our product development resources carefully. With both my own experience in product development and my competitive desire to execute projects on time with a commitment to maximizing shareholder value, I strongly lean towards choosing commercialization of a few good projects which have a large and solid market potential rather than attempting to commercialize every new idea which presents itself. There’s a balance to be managed between short-term profitable opportunities which nestle in nicely with our core capabilities and fit with our existing intellectual property and at the same time support our mission to deliver new and innovative technology solutions in the form of systems that add value to our OEM partners product offerings within a longer term perspective. R&D within each product line now has a clear focus on those development opportunities that balance anticipated future revenue growth and profitability with time, cost through commercialization and execution risk.

Some examples of these new product development projects include the new valved introducer which is a device optimized for placement of pacing leads which we are now branding as VioSeal. The new introducer is scheduled for market introduction in the third quarter of this year.

Advanced delivery catheters in addition to successfully rolling out the steerable catheter with our first two customers during the first quarter, is continuing to work with several other potential OEM partners in order to tailor the platform for their specific applications.

They also completed work in April on validating the new molded handle for our steerable catheter technology which will substantially improve manufacturing margins and we now expect to start shipping catheters with the new and improved molded handle to one of our OEM partners in May.

In, stimulation leads, we continue to work closely with our OEM partner on development of the I/F-4 Adapter and this project is on track for early 2007 market introduction. We are also making progress on developing technology for our next generation epicardial lead as well as focusing on various neurostimulation applications.

Significant to improving future margins, these projects will reflect Enpath’s expanded system approach which will incorporate stimulation leads and advanced delivery catheter tool for lead implantation and possibly even an introducer, all in a single use sterile kit.

Lastly, as Jim Hartman mentioned earlier, we continue to work with our European steroid epicardial lead partner to gather and analyze retrospective data from its current clinical users. This data will be included in our PMA submission scheduled for June 10th which we anticipate will result in approval to market the steroid epicardial lead product by the same OEM partner within the United States by the end of the year.

Another responsibility of the new business development function is providing a more formal approach to acquisition. We are focused on finding opportunities that will either provide us with new technology that incorporates intellectual property that is synergistic with our current core competencies or improve margins through vertical integration and manufacturing or will leverage Enpath’s very strong relationships with our existing OEM partners. Any acquisition that we consider will be strategic and will be evaluated with the objective that it be accretive to earnings within a year of its closing. We will be diligent and intentionally have not set a time line for executing on our acquisition strategy in support of revenue growth just for growth’s sake alone as we are committed first to the quality of the transaction as well as ensuring the inherent value and acquisition we’ll deliver to Enpath shareholders and as a consequence to the value of our customers.

Let’s talk now about sales for a moment. I am very pleased with how the Enpath single face approach with our loyal customer base is performing. Steve Mogensen, Vice President of Sales, has a small but focused team that is proactively managing the Enpath top-line by working closely with our OEM partners, our internal supply chain management group and the various production departments. I believe the guidance I will provide in a few minutes reflects our improving ability to forecast and manage revenue opportunities.

Another internal initiative directly related to organic revenue growth is increasing introducer production capacities substantially which is a nice problem to have. During the past month or so the introducer manufacturing team has been very creative in finding methods to increase production while they await the installation and validation of new capital equipment scheduled to go on-line later this summer. The seven day a week, three-shift operation has been implemented in order to meet current demand and our new production team is smoothly moving up their learning curve.

Finally, an issue that’s near and dear to my heart is the task of improving gross margins across all product lines within the Company. Our current area of focus is improving yields and resource utilization within advanced delivery catheter production. Their gross margin results from the improvements implemented during the first quarter are encouraging.

In addition to increased volumes, this effort contributed to the overall Company’s 2006 first quarter gross margins which came in just under 40%. A comprehensive plan has been created by Jim Reed and his team for continued gross margin improvement and will be aggressively pursued while sustaining advances that had been identified and integrated into the catheter manufacturing process.

Now let me provide you with some guidance for the rest of 2006. We expect second quarter 2006 sales to be similar to the first quarter sales and 25% to 30% higher than the second quarter of 2005. Introducer orders larger than expected from several customers and the movement of some inventory built by our catheter customers from the first quarter into the second quarter are anticipated to favorably impact second quarter revenue in comparison to the guidance we provided on February 21, 2006.

We also expect the sales for all of 2006 to increase 15% to 20% over 2005 although we now anticipate being at the upper end of that range. Although uncertain, our second half results could be positively impacted by market acceptance of the advanced delivery catheters and a successful launch of our new valve introducer, the VioSeal.

We expect to be solidly profitable during the second quarter versus the loss reported in the same period in 2005. Consistent with our February 22, 2006 guidance, net income for the second quarter is expected still to be less than the first quarter of 2006, primarily due to our continued strong investment in research and development including the cost of gathering human clinical data for a submission to the FDA on the steroid epicardial lead as well as slightly increased selling expenses.

As previously disclosed, we are actively searching for Jim Hartman’s replacement as CFO, however, Jim has consented to continue to perform in the role of Enpath’s CFO until his replacement is on board. Jim is committed to making certain that an orderly and seamless transition of his responsibilities takes place. On a final note, Jim and I did visit with a number of investors and potential investors in the mid-West and on the West Coast during the first quarter. We plan to continue these visits resuming in May on the East Coast. I personally find these meetings very productive in learning more about the external views shared by investors of Enpath and what is important to investors from a company-value perspective. I am also looking forward to meeting additional investors at our annual shareholders’ meeting later this month. This year’s annual shareholders’ meeting will take place at 3:45 p.m. central time on April 27, 2006 and will be held at the Plymouth Minnesota Radisson Hotel and Conference Center. We invite everyone interested in Enpath and hear more about what I believe to be a very exciting business to attend.

We thank you for your time today. Jim and I, along with Jim Mellor and the general managers will now answer any questions you may have.

Operator:

Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the “star” key followed by the “one” on your push-button phone. If you would like to decline from the polling process, please press the “star” key followed by the “two.” You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please, for the first question. And our first question comes from Tony Green with Northland Securities. Please go ahead, sir.

Tony Green:

Thank you. Good afternoon. You mentioned in your press release and in your prepared remarks that you landed some new customers in the quarter. Please give us some more details as you are able on who, where and what the prospects are there. Thanks.

Jim Hartman:

We typically do not disclose who our customers are and that’s been a policy other than when we have customers that really have a material impact such as Medtronic has had in the past so we’re really not at liberty to talk about any customers specifically by name.

Tony Green:	I understand. As far as revenue components or categories that those are going into, can you tell us anything more there?

Jim Hartman:	Well, we have a new introducer customer as we mentioned in the thing out of Europe, CRM customer, that is a nice gain for us in terms of having a

European presence. That’s one that we’ve talked about publicly at this point. Mark, any others?

Mark Kraus:	The rest of the new customers are in the U.S. and in Europe as well but not of the same magnitude as —

Tony Green:

Okay. And then if you could give us a little more color on your capacity expansion; kind of what you’re doing there? What your CapEx requirements and time line and what — where you look to be in the next year and how long that would last you, etc.?

Jim Hartman:	We’ll let Mark Kraus grab that one.

Mark Kraus:

It’s a great topic actually. The capital expenditures have already been approved and basically spent at this point. The equipment is in route. We expect all of it to be in-house, including the molds, in the month of May and then we’ll use the next couple months to validate it and get it up and running at peak efficiency. We fully expect that, along with our ability to continue to use additional shift hours to get more direct labor hours into the business, that we’ll be able to exceed our demands and then have some buffer. The cost of all that capital was about $600,000.

Tony Green:	Okay. And does that change or alter your plans to consolidate your two facilities?

Mark Kraus:

Well, I’ll take a first crack at it and John can conclude it, but I don’t see how that’s going to have any impact. In fact, it may be to help us accelerate it because throwing more equipment into the facilities that we do have just makes it even more difficult for us to operate efficiently.

John Hertig:

Yes. I would echo what Mark just said. This is John Hertig, by the way. It’s actually in my mind a positive because what we’re learning today in terms of increasing capacity through additional shifts is also buying us some head room. One of the things we’ll need for that consolidation effort is department’s planning capacity and inventory in place to make sure we don’t drop shipments to the customers during that consolidation period; and this is giving us the wherewithal to do that. As well as we’re probably going to need that space sooner rather than later for a lot of this expansion that’s starting to take place.

Tony Green:	Okay. Great. On the tax rate, Jim Hartman, is that 35%? Is that a good number going forward, and if you could remind us what your strategy is for taxes with your NOLs?

Jim Hartman:	We have no NOLs at this point. We’ve used them all up.

Tony Green:	Okay.

Jim Hartman:

Unless there may be a few R&D credits that may be still available to us, but it would be very modest. I think right now 35% is a good rate. There is some question as whether the R&D tax credit legislation is going to be renewed and so if it is and we’re able to utilize R&D tax credits for 2005, the rate might come down a bit.

Tony Green:	Okay. And then last question, you mentioned a long-term target for gross margins of 48%. What was the time frame to get to that point?

Jim Hartman:

I could say that, but John would have to deliver on it! So it’s a goal we’re driving towards and I think we will get there over the next several years. I guess I won’t put John on the spot to put an exact timetable on it, but I think there is a strategy in place to make that happen.

John Hertig:

Yes. I’d say I think we’ll definitely get there. It’s a question of timing and part of it is tied to improving operations that we currently have and part of it is this whole concept of systems and introducing products that match epicardial or various leads with delivery tools and as such demand much higher margins in the market place. And the other part of it is moving out of the contract manufacturing to the degree that we do that sensibly.

Tony Green:	Okay. Great. Thank you. Keep up the good work and Jim we’ll miss you. Thanks for your service to the Company.

Operator:	Thank you. Our next question comes from Ernie Andberg with Feltl & Company. Please go ahead.

Ernie Andberg:

Good afternoon. I think - Jim - the implication of maintaining your 15% to 20% overall revenue guidance with an emphasis now after the first two quarters on the top-end is that third and fourth quarters may come in lower than the first two quarters depending on really what happens to orders out there. Is that what you’re suggesting to us now?

Jim Hartman:

Yes. That would be the implication of the guidance and - as we put into the release and talked about today we could have a favorable impact to that depending on how the VioSeal launch goes which we are very excited about and what the follow on sales are to the two customers who built inventory now in this first two quarters, whether there follow on orders continue or whether they’re going to have to work through their initial inventory into next year. So those are two factors that could make the outcome better than what we’re —

Ernie Andberg:

Sure. And it was a million dollars of the inventory build in the first quarter by telling us that the second quarter is roughly the same level of overall sales. Is it a similar kind of inventory build you think?

Jim Hartman:	There are more introducer dollars in the second quarter and less of the inventory —

Ernie Andberg:

All right. All right. That gives me a feel for how you are looking at the second half, then. Obviously, based on your first quarter comments that the gross margins on the new steerable catheter would be lower, the overall volume effect was significantly more important driving your gross margins up. I’ve only got eight quarters here of history but to a relatively high level. Is it gross margins or operating expenses that drive the earnings lower in the second quarter than the first quarter — sequentially lower? Or some of both?

Jim Hartman:	I think the indication in the guidance was additional R&D expenditures and selling expenses.

Ernie Andberg:	Okay. So the implication being then that on similar sales volume you could maintain gross margins?

Jim Hartman:	That would be the implication.

Ernie Andberg:	Thank you. That helps very much. Thank you.

Operator:

Thank you. Ladies and gentlemen if there are any additional questions, please press the “star” key followed by the “one” at this time. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please. Our next question comes from Don Littlewood with Littlewood, Burk and Company. Please go ahead.

Don Littlewood:	In your last conference call you mentioned the carotid artery’s stenting application which you expected to launch in the fourth quarter. Is that still something that’s going to be done?

Jim Hartman:	We’ll let Mr. Reed respond to that. He’s the general manager of that group.

Jim Reed:

Sure. We have a number of proprietary products that we’re working with some potential OEM partners on. We’re in the process that Jim and John mentioned rattles through. We’ll prioritize that as we see fit. There seems to be a lot of attractive opportunities out there. That’s still on our to-do list. The question is when we get to it and where it falls in the priority pile.

Don Littlewood:	Okay. Thank you.

Operator:	Thank you. Next question comes from Floyd Lankford with Ferris, Baker Watts. Please go ahead.

Floyd Lankford:

Jim, a couple of questions; and I don’t know to whom I should address this but you spoke about your PMA expenses being part of your R&D expenses for the second quarter with a submittal, I believe, of June the 10th if I heard it correctly. And my question is, do you expect the gathering of data for the PMA submittal to drop off to, say, next to nothing by the third quarter?

Jim Hartman:

Yes. The answer is - yes. When we submit it in June we should be done with that data gathering unless the FDA comes back and says we need something else, yet. But it would be our expectation that it would be done.

Floyd Lankford:	So in theory, then, we could look for diminution of historic R&D expenses so to speak and the R&D expenses would then be directed to go forward product so to speak.

Jim Hartman:

Yes. I think that’s right. I don’t think we’re going to spend less money on R&D than we have the last couple of years. In fact, I would guess there would be some gains in the dollars; but as a percentage of overall sales it should fall back into that 12, 13% range depending upon what activities are going on; maybe more or maybe less. But not the 20% that we’ve experienced the last couple of years.

Floyd Lankford:

Okay. My next question is, do you all look at your products that you’re selling currently or expect to be selling this year and categorize them as a percent of product revenues that would fit into the neuromodulation market or are we not at that point yet?

Jim Mellor:

This is Jim Mellor. Yes. We do categorize them that way and most of what we sell right now into that particular market segment is contract development and manufacturing. So products that we’ve actually worked with in terms of developing with another company and some of those have actually gone into production for clinical trials and then others are still in development stage. But overall, as a percentage of our revenue mix, it’s less than 10% right now.

Floyd Lankford:

Jim, you just said that some of this sale effort is contract manufacturing and yet you’ve all said that you’re going to get out of contract manufacturing and sell your own products, branded I guess, which brings the name up in front of more people - name recognition. My sense is that you’ve got to be developing products that will have your own name on them that will fit into the neuromodulation market going forward.

Jim Mellor:	That’s absolutely correct.

Jim Hartman:

Yes. And as far as the contract manufacturing activities going away, we need to do that prudently. They’re still paying for overhead and just dropping them out right now would be — it would harm the bottom line. But as we can replace that capacity with these new product activities where it is a branded item - a proprietary item anyway - that’s how we would go about doing that.

Floyd Lankford:	Can we expect contract manufacturing to tail off to de minimis numbers in two or three years. Is that a reasonable time frame?

Jim Mellor:	Yes.

Floyd Lankford:	Well, I think it’s a terrific quarter. I’d love to see four of them like it in a row. But why not wish for the moon?

Jim Hartman:	Well, I think we’re on the good start. You were the one who asked the question at the last conference call about whether we were on the cusp of —?

Floyd Lankford:	Right.

Jim Hartman:	And I certainly believe we are on the cusp of some really positive things going on.

Floyd Lankford:	Well, I appreciate Jim’s quoting my question.

John Hertig:	This is John Hertig, again. We definitely believe that we’re going to be out of contract manufacturing at some point down the road. But we’re only going to do that when it makes sense.

Floyd Lankford:	Right. Okay. Will you be giving us a sense of what percentage neuromodulation products are of total sales say on a six month basis from time-to-time? Like every six months or something like that?

Jim Hartman:	Maybe and maybe not.

Floyd Lankford:	Okay. Well, Jim, no harm in asking!

Jim Hartman:	No. It’s a good question.

Floyd Lankford:	Thank you very much.

Operator:	Thank you. Next question comes from Dave Road with MJSK. Please go ahead.

Dave Road:

Good afternoon, guys. Nice quarter. I guess Floyd kind of stole my thunder there a little bit, but I’d like to follow-up further into that neuromodulation arena. I know from what I’ve read the market for implantable cardiac devices is something like $11 billion or something like this nowadays. And I’ve read something recently by, I guess the only sell side research that’s out there on Wall Street from Lazard Capital Markets — they are saying that the market for neuromodulation devices, either devices have been approved or promising indications in R&D right now, is $35 billion. It’s a big difference there. And I’ve seen Medtronic getting in with transneuronix, St. Jude with Advanced Neuromodulation, Boston Scientific with Advanced Biotics.

I know that it’s a very small percentage of your sales right now but with all these population bases that are involved with different things as obesity and migraine and hypertension, Alzheimer’s, depression, just all kinds of things, it’s mind boggling, albeit three to five to ten years out there, what type of thinking are you guys doing at this point on where you might be able to play there because I would assume these devices are going to need pacing leads and those pacing leads are going to need introducers and whatnot.

Jim Mellor:

This is Jim Mellor, again. That’s a very big part of our long-term strategy and something that we’ve been working on for the past couple of years. And as John and Jim had talked earlier our whole notion for the Company is to develop more proprietary - not only stimulation leads - but the delivery systems that enable those leads to be precisely placed in those different locations for neurostimulation whether it be spinal chord, deep brain or peripheral nerve stimulation; and so we have very targeted sights on that entire market and the different applications and as a sense of that, one of the projects spoken about earlier is the very, very high priority for us. And as mentioned earlier, it will continue to be part of our R&D spending.

Dave Road:

A follow-up question with there being about - I guess there’s about 300 physicians right now that are interventional neurologists; there’s about 5,200 I guess last count, neurosurgeons out there - but it sounds like they’re opposed to having to have additional two years of training so they can go to the other side of things. And I was just curious where — if you guys had seen similar barriers like that in dealing with the heart device products as far as the doctors needing to get up to speed with what’s happening out there?

Jim Mellor:

I agree with your assessment that doctors need to get up to speed and that’s one of the issues in the neuro-market is that’s a factor in the under penetration. It’s still less than 10% penetration of even the existing markets and you spoke of some of the markets yet to be; so that’s definitely an issue.

On our side of things, where we’re selling epicardial leads into the cardiac market, it’s kind of a different issue in that the physicians that were or that are only in partners are selling to our cardiac surgeons whereas almost all the implants today done for pace makers are done by electro-physiologists and we are hopefully moving that development in the opposite direction; but two very different things.

I think what you’re thinking about is some of the limitations placed on ICD penetration by not having physicians trained to implant those systems and we don’t run into that as much given our product at the current time.

Dave Road:	Okay. Of your R&D spending right now, is any of it going towards advanced neuromodulation? How much of your R&D dollars are going that way?

Jim Mellor:	Are you speaking about the Company or —?

Dave Road:	Yes.

Jim Mellor:	This is the company - Advanced Neuromodulation Systems? Or —?

Dave Road:

No. The R&D dollars that you’ve got on the table for this year, are any of it going after developing any projects with either Medtronic or Boston Sci or St. Jude with some of the neurostimulation things they have going right now that have been approved?

Jim Mellor:	Yes.

John Hertig:	And just so you know about 82%, I believe the latest number is, of our R&D dollars are currently being focused on leads and delivery systems.

Dave Road:	All right. Thanks, guys.

John Hertig:	And those, by the way, are markets that are expected in at least the areas we plan to participate, are expected to double market size, revenue dollar wise, in the next three years.

Operator:	Thank you. Once again, ladies and gentlemen, if anyone has a question please press “star,” “one.” As a reminder, if you are using speaker phone, please lift the handset before pressing the numbers.

Okay, management, I’m showing there are no further questions. I’ll turn the conference back to you for any closing comments you may have.

John Hertig:

I just thank you for participating. We did have a decent first quarter. I think we’re going to have a decent second quarter. The remainder of the year our guidance is our guidance as to what we expect; but I’m very pleased with what I’ve seen of Enpath and the capabilities that it has - the investment that it’s made. I think Jim Hartman deserves a terrific pat on the back for putting up with the difficulties over the last few years as these investments were made. But as Floyd said, I think we’re on the cusp of something here that hopefully people will pay attention to.

Jim Hartman:	Thank you, very much.

Operator:

Thank you. Ladies and gentlemen, that concludes today’s teleconference. If you would like to listen to a replay of today’s conference you may dial in at 303-590-3000 or 1-800-405-2236 followed by the access code of 11058273 and then followed by the pound sign. Once again, those numbers are 303-590-3000 or 1-800-405-2236 followed by the access code of 11058273 and then followed by the pound sign. Thank you again for your participation and at this time you may disconnect.

END